Exhibit 99

CORRECTING and REPLACING Tennant Company Reports 2011 Second Quarter Results

Second quarter net sales grew 21 percent to record $201.3 million;
Quarterly adjusted EPS up 75 percent to $0.56 per diluted share;
Company posted sixth consecutive quarter of double-digit organic sales growth;
Full year guidance raised for 2011 sales and earnings

CORRECTION......by Tennant Company

Please replace the release with the following version due to a correction that changes the presentation only of the 2011 tax numbers on the Supplemetal Non-GAAP Financial Tables.

The corrected release reads:

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1204	763-540-1212

Tennant Company Reports 2011 Second Quarter Results

Second quarter net sales grew 21 percent to record $201.3 million;
Quarterly adjusted EPS up 75 percent to $0.56 per diluted share;
Company posted sixth consecutive quarter of double-digit organic sales growth;
Full year guidance raised for 2011 sales and earnings

MINNEAPOLIS, July 28, 2011—Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer, healthier world, today reported net earnings of $5.9 million, or $0.30 per diluted share, on record net sales of $201.3 million for the second quarter ended June 30, 2011. In the prior year quarter, Tennant reported net earnings of $6.2 million, or $0.32 per diluted share, on net sales of $166.1 million.
Tennant recorded special charges in the 2011 second quarter totaling $5.0 million after tax, or a $0.26 loss per diluted share, including: a $0.20 loss per diluted share related to obsolescence of the two Hofmans outdoor city cleaning products in Europe; and a $0.06 loss per diluted share related to severance in connection with the previously announced departure of Tennant’s vice president of international. Excluding these special charges, adjusted second quarter 2011 net earnings totaled $10.9 million, or $0.56 per diluted share, up 75 percent compared to the prior year quarter. (See the Supplemental Financial Tables.)
“We are very pleased with the company’s record second quarter sales, which surpassed any previous quarter in our history,” said Chris Killingstad, Tennant Company's president and chief executive officer. “This was our sixth consecutive quarter of double-digit organic sales growth. Notably, these results come on top of the double-digit sales gains we saw in the second quarter of last year. The increased revenue was driven by robust growth across all of our geographies and throughout our entire product portfolio, with the exception of city cleaning.”
Commenting on the special charges in the 2011 second quarter, Killingstad said: “In light of the economic climate in Europe, we conducted a review of Tennant’s city cleaning portfolio and have decided to focus on the innovative Green MachinesTM products which have the highest potential for long-term

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Page 2—Tennant Company Reports 2011 Second Quarter Results

growth and margin expansion. In addition, regarding our international business unit, we do not plan to fill the vice president of international position at this time. Instead, we will leverage the strengths of our regional leaders based in Europe, China and Australia.”
Sales of scrubbers equipped with Tennant’s ec-H2OTM technology grew approximately 85 percent in the 2011 second quarter compared to the prior year quarter. In the first six months of 2011, sales of scrubbers equipped with ec-H2O totaled $67 million and Tennant expects 2011 full year ec-H2O sales in the range of $130 million to $140 million. The environmentally friendly ec-H2O process converts water into a cleaning solution that cleans as well as or better than traditional general purpose chemicals and provides a lower total cost of ownership and safety benefits.
“Our ec-H2O technology has firmly established Tennant as an innovator in sustainable, water-based cleaning,” said Killingstad. “We expect ec-H2O to continue to help achieve significant penetration of existing and new customers in the 2011 second half.”

Second Quarter Operating Review
Tennant’s consolidated net sales grew 21.1 percent to a record $201.3 million in the 2011 second quarter versus $166.1 million for the 2010 second quarter. Favorable foreign currency exchange effects contributed approximately 5.5 percent in the 2011 second quarter. Organic net sales, which exclude acquisitions and foreign currency impact, rose approximately 15.6 percent in the quarter. Organic sales grew approximately: 18.9 percent in Tennant's Americas region; 6.3 percent in the Europe, Middle East and Africa (EMEA) region; and 17.9 percent in the Asia Pacific region.
The company’s gross profit margin in the 2011 second quarter was 41.5 percent, and 42.2 percent excluding special charges of $1.5 million, which was down from 43.1 percent in the year earlier quarter. Gross margins were impacted primarily by inflation in raw materials in all geographic regions, and lower production and sales volumes in city cleaning products in the EMEA region. On an adjusted basis, however, gross margins in the second quarter returned to Tennant’s target range of 42 to 43 percent.
Commented Killingstad: “Adjusted gross margins were up sequentially in the second quarter – without the full benefit of selling price increases that went into effect in mid-May. We expect further improvement in gross margins in the second half of this year, as the full effects of our pricing actions are realized.”
For the 2011 second quarter, selling and administrative (S&A) expense totaled $66.5 million, or 33.0 percent of sales, and $62.5 million, or 31.0 percent of sales excluding special charges of $4.0 million, versus $54.5 million, or 32.8 percent of sales, in the second quarter last year. The increase in S&A expense was primarily attributable to investments in the company’s sustainable cleaning business and higher variable costs stemming from increased sales. Adjusted S&A expense as a percent of sales, however, decreased 180 basis points versus the prior year second quarter due to improved operating efficiencies.

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Page 3—Tennant Company Reports 2011 Second Quarter Results

Tennant's 2011 second quarter operating profit was $10.2 million, or 5.1 percent of sales, and was $15.7 million, or 7.8 percent of sales excluding special charges of $5.5 million, versus an operating profit of $10.6 million, or 6.4 percent of sales in the prior year quarter.

2011 First Half Results
For the six months ended June 30, 2011, Tennant reported net earnings of $11.7 million, or $0.60 per diluted share, on net sales of $373.8 million. Excluding special items in the 2011 second quarter of $5.0 million, or a $0.26 loss per diluted share, the company’s 2011 first half adjusted net earnings were $16.7 million, or $0.86 per diluted share. In the prior year first six months, Tennant reported net earnings of $10.3 million, or $0.53 per diluted share, on net sales of $316.2 million.
Year-to-date gross margins were 41.6 percent, and 42.0 percent excluding special charges of $1.5 million, versus 42.8 percent in the first six months of 2010, again primarily reflecting the increase in raw material costs. S&A expense in the 2011 first half totaled $124.0 million, or 33.2 percent of sales, and $120.0 million, or 32.1 percent of sales excluding special charges of $4.0 million. This compares to $106.2 million, or 33.6 percent of sales, in the first six months of 2010.
Operating profit in the 2011 first half increased to $18.4 million, or 4.9 percent of sales, and $23.9 million or 6.4 percent of sales excluding special charges of $5.5 million, versus an operating profit of $17.1 million, or 5.4 percent of sales, in the first six months of 2010.
Tennant generated $12.7 million in cash from operations in the 2011 first half. Total cash and cash equivalents at June 30, 2011, was $41.5 million, compared with $34.5 million a year ago. The company's total debt was $41.3 million versus $32.4 million at the end of the 2010 first half. During the second quarter, Tennant repurchased approximately 243,000 shares of the company’s stock. Tennant had approximately 19 million common shares outstanding at June 30, 2011.

Business Outlook
“Tennant’s performance in the first six months of 2011 benefited from a combination of improved macroeconomic conditions, strong ec-H2O and core products sales around the globe, and our ongoing focus on operational excellence,” said Killingstad.
Based on its strong results in the first half of 2011, Tennant Company is raising its sales and earnings outlook. Including the 2011 second quarter special charges of $5.0 million after tax, or a loss of $0.26 per diluted share, Tennant now estimates 2011 full year earnings in the range of $1.69 to $1.79 per diluted share. Excluding these special charges, the company now expects adjusted earnings for full year 2011 in the range of $1.95 to $2.05 per diluted share on full year net sales in the range of $750 million to $765 million. Previously, the company anticipated 2011 full year adjusted earnings in the range of $1.75 to $1.95 per diluted share on net sales in the range of $710 million to $730 million. For full year 2010, adjusted earnings totaled $1.31 per diluted share on net sales of $667.7 million.

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Page 4—Tennant Company Reports 2011 Second Quarter Results

Tennant will continue to manage its business with a focus on operational excellence and strong cost controls, and make selective investments in key strategic priorities. In 2011, the company anticipates continued recovery in North America, strong growth in emerging markets and modestly improving conditions in Europe. Tennant continues to closely monitor commodity prices, which have risen recently. In addition, Tennant's 2011 full year financial outlook includes the following expectations:
•	Favorable foreign currency impact on sales for the full year in the range of 3 to 4 percent;
•	Minimal inflation net of cost-saving initiatives and selling price increases;
•	A gross margin of approximately 42 to 43 percent;
•	R&D expense of approximately 4 percent of sales, as the company continues to invest in its core products and increases investment in its water-based cleaning business; and
•	Capital expenditures in the range of $16 million to $18 million.
“We remain committed to profitably growing our traditional business and expanding the company’s global leadership position in sustainable, water-based cleaning technologies,” said Killingstad. “We believe that Tennant can continue to post solid growth going forward by successfully executing our current strategy and assuming the global economy as a whole continues to improve. We are confident that our strategic direction, coupled with rigorous cost controls, improved operating efficiency and new products, will further enhance our value-creation potential.”

Conference Call
Tennant will host a conference call to discuss the 2011 second quarter and first half results today, July 28, 2011, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call will be available via webcast on the investor portion of Tennant's website. To listen to the call live, go to http://www.tennantco.com and click on Investor. A taped replay of the conference call will be available at http://www.tennantco.com for approximately two weeks after the call.

Company Profile
Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; chemical-free and other sustainable cleaning technologies; and specialty surface coatings for protecting, repairing and upgrading floors. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Louisville, Ky; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit http://www.tennantco.com.

Forward-Looking Statements
Certain statements contained in this document, as well as other written and oral statements made by us from time to time, are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; the competition in our business; our ability to effectively manage organizational changes; our ability to comply with laws and regulations; our ability to effectively maintain and manage the data in our computer

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Page 5—Tennant Company Reports 2011 Second Quarter Results

systems; our ability to develop new innovative products and services; our ability to successfully upgrade and evolve the capabilities of our computer systems; our ability to attract and retain key personnel; the occurrence of a significant business interruption; fluctuations in the cost or availability of raw materials and purchased components; unforeseen product liability claims or product quality issues; our ability to acquire, retain and protect proprietary intellectual property rights; and the relative strength of the U.S. dollar, which affects the cost of our materials and products purchased and sold internationally.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Non-GAAP Financial Measures
This news release includes presentations of non-GAAP measures that include or exclude special items. Management believes that the non-GAAP measures provide useful information to investors regarding the company's results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company's operating performance for the current, past or future periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and trends, and to gain an understanding of the comparative operating performance of the company. See the Supplemental Non-GAAP Financial Tables.

FINANCIAL TABLES FOLLOW

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Page 6—Tennant Company Reports 2011 Second Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except shares and per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Net Sales	$201,259	$166,137	$373,849	$316,242
Cost of Sales	117,791	94,594	218,450	180,940
Gross Profit	83,468	71,543	155,399	135,302
Gross Margin	41.5%	43.1%	41.6%	42.8%

Operating Expense:
Research and Development Expense	6,717	6,408	12,997	11,944
Selling and Administrative Expense	66,513	54,506	123,973	106,236
Total Operating Expense	73,230	60,914	136,970	118,180

Profit from Operations	10,238	10,629	18,429	17,122
Operating Margin	5.1%	6.4%	4.9%	5.4%

Other Income (Expense):
Interest Income	184	31	252	77
Interest Expense	(545)	(396)	(960)	(828)
Net Foreign Currency Transaction Gains (Losses)	913	(375)	1,440	(562)
Other (Expense) Income, Net	(65)	58	(33)	58
Total Other Income (Expense), Net	487	(682)	699	(1,255)

Profit Before Income Taxes	10,725	9,947	19,128	15,867
Income Tax Expense	4,870	3,772	7,407	5,601

Net Earnings	$5,855	$6,175	$11,721	$10,266

Earnings per Share:
Basic	$0.31	$0.33	$0.62	$0.55
Diluted	$0.30	$0.32	$0.60	$0.53

Weighted Average Shares Outstanding:
Basic	18,941,131	18,789,530	18,952,093	18,736,228
Diluted	19,467,553	19,302,802	19,491,056	19,205,678

Cash Dividend Declared per Common Share	$0.17	$0.14	$0.34	$0.28

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In thousands)	Three Months Ended			Six Months Ended
	June 30			June 30
	2011	2010	%	2011	2010	%
Americas	$129,490	$107,584	20.4	$237,632	$200,267	18.7
Europe, Middle East and Africa	49,383	41,578	18.8	94,992	84,584	12.3
Asia Pacific	22,386	16,975	31.9	41,225	31,391	31.3
Total	$201,259	$166,137	21.1	$373,849	$316,242	18.2

(1)	Net of intercompany sales.

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Page 7—Tennant Company Reports 2011 Second Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)	June 30,	December 31,	June 30,
	2011	2010	2010
ASSETS
Current Assets:
Cash and Cash Equivalents	$41,451	$39,529	$34,489
Accounts Receivable, Net	140,244	127,542	112,400
Inventories	74,394	61,746	62,390
Prepaid Expenses	11,162	7,993	9,657
Deferred Income Taxes, Current Portion	8,815	11,459	9,370
Other Current Assets	26	-	1
Total Current Assets	276,092	248,269	228,307

Property, Plant and Equipment	281,793	287,751	280,995
Accumulated Depreciation	(198,597)	(200,123)	(191,601)
Property, Plant and Equipment, Net	83,196	87,628	89,394

Deferred Income Taxes, Long-Term Portion	13,408	14,182	5,999
Goodwill	21,917	20,423	19,764
Intangible Assets, Net	26,433	25,339	25,240
Other Assets	8,244	7,827	6,909
Total Assets	$429,290	$403,668	$375,613

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current Portion of Long-Term Debt	$4,002	$3,154	$3,938
Accounts Payable	55,667	40,498	49,894
Employee Compensation and Benefits	26,051	31,281	22,391
Income Taxes Payable	843	509	3,890
Other Current Liabilities	40,055	40,702	34,451
Total Current Liabilities	126,618	116,144	114,564

Long-Term Liabilities:
Long-Term Debt	37,254	27,674	28,439
Employee-Related Benefits	32,303	33,898	30,480
Deferred Income Taxes, Long-Term Portion	4,011	4,525	4,495
Other Liabilities	5,676	5,294	7,199
Total Long-Term Liabilities	79,244	71,391	70,613

Total Liabilities	205,862	187,535	185,177

Shareholders' Equity:
Preferred Stock	-	-	-
Common Stock	7,096	7,140	7,114
Additional Paid-In Capital	12,259	10,876	8,952
Retained Earnings	219,365	220,391	201,307
Accumulated Other Comprehensive Loss	(15,292)	(22,274)	(26,937)
Total Shareholders’ Equity	223,428	216,133	190,436

Total Liabilities and Shareholders’ Equity	$429,290	$403,668	$375,613

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Page 8—Tennant Company Reports 2011 Second Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)	Six Months Ended
	June 30
	2011	2010
OPERATING ACTIVITIES
Net Earnings	$11,721	$10,266
Adjustments to reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	8,664	9,179
Amortization	1,704	1,563
Impairment of Intangible Assets	1,805	-
Deferred Income Taxes	3,249	(1,539)
Stock-Based Compensation Expense	2,490	1,679
Allowance for Doubtful Accounts and Returns	642	856
Other, Net	385	(14)
Changes in Operating Assets and Liabilities, Excluding the Impact of Acquisitions:
Accounts Receivable	(12,593)	7,684
Inventories	(10,273)	(9,775)
Accounts Payable	14,515	8,013
Employee Compensation and Benefits	(6,105)	(5,606)
Other Current Liabilities	(538)	1,255
Income Taxes	116	3,160
Other Assets and Liabilities	(3,072)	(2,341)
Net Cash Provided by Operating Activities	12,710	24,380

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(4,023)	(4,195)
Proceeds from Disposals of Property, Plant and Equipment	255	468
Acquisition of Businesses, Net of Cash Acquired	(2,916)	(26)
Net Cash Used for Investing Activities	(6,684)	(3,753)

FINANCING ACTIVITIES
Change in Short-Term Borrowings, Net	(35)	(7)
Payment of Long-Term Debt	(12,268)	(2,055)
Issuance of Long-Term Debt	20,000	-
Purchases of Common Stock	(9,159)	-
Proceeds from Issuance of Common Stock	1,782	3,093
Tax Benefit on Stock Plans	739	800
Dividends Paid	(6,471)	(5,284)
Net Cash Used for Financing Activities	(5,412)	(3,453)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	1,308	(747)

Net Increase in Cash and Cash Equivalents	1,922	16,427

Cash and Cash Equivalents at Beginning of Period	39,529	18,062

Cash and Cash Equivalents at End of Period	$41,451	$34,489

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Page 9—Tennant Company Reports 2011 Second Quarter Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010

Net Sales	$201,259	$166,137	$373,849	$316,242

Cost of Sales	117,791	94,594	218,450	180,940
Gross Profit - as reported	83,468	71,543	155,399	135,302
Gross Margin	41.5%	43.1%	41.6%	42.8%
Adjustments:
Hofmans Product Obsolescence	1,482	-	1,482	-
Gross Profit - as adjusted	84,950	71,543	156,881	135,302
Gross Margin	42.2%	43.1%	42.0%	42.8%

Operating Expense:
Research and Development Expense	6,717	6,408	12,997	11,944
Selling and Administrative Expense	66,513	54,506	123,973	106,236
Total Operating Expense	73,230	60,914	136,970	118,180

Profit from Operations - as reported	$10,238	$10,629	$18,429	$17,122
Operating Margin	5.1%	6.4%	4.9%	5.4%
Adjustments:
Hofmans Product Obsolescence (CGS & S&A)	4,300	-	4,300	-
International Executive Severance (S&A)	1,217	-	1,217	-
Profit from Operations - as adjusted	$15,755	$10,629	$23,946	$17,122
Operating Margin	7.8%	6.4%	6.4%	5.4%

Other Income (Expense):
Interest Income	184	31	252	77
Interest Expense	(545)	(396)	(960)	(828)
Net Foreign Currency Transaction Gains (Losses)	913	(375)	1,440	(562)
Other (Expense) Income, Net	(65)	58	(33)	58
Total Other Income (Expense), Net	487	(682)	699	(1,255)

Profit Before Income Taxes - as reported	$10,725	$9,947	$19,128	$15,867
Adjustments:
Hofmans Product Obsolescence	4,300	-	4,300	-
International Executive Severance	1,217	-	1,217	-
Profit Before Income Taxes - as adjusted	$16,242	$9,947	$24,645	$15,867

Income Tax Expense - as reported	$4,870	$3,772	$7,407	$5,601
Adjustments:
Tax Benefit from Hofmans Product Obsolescence	489	-	489	-
Income Tax Expense - as adjusted	$5,359	$3,772	$7,896	$5,601

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Page 10—Tennant Company Reports 2011 Second Quarter Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010

Net Earnings - as reported	$5,855	$6,175	$11,721	$10,266
Adjustments:
Hofmans Product Obsolescence	3,811	-	3,811	-
International Executive Severance	1,217	-	1,217	-
Net Earnings - as adjusted	$10,883	$6,175	$16,749	$10,266

Earnings per Share:
Basic	$0.31	$0.33	$0.62	$0.55
Diluted Earnings per Share - as reported	$0.30	$0.32	$0.60	$0.53
Adjustments:
Hofmans Product Obsolescence	0.20	-	0.20	-
International Executive Severance	0.06	-	0.06	-

Diluted Earnings per Share - as adjusted	$0.56	$0.32	$0.86	$0.53

(In thousands, except per share data)	Full
Year
2010

Diluted Earnings per Share - as reported	$1.80
Adjustments:
Inventory Revaluation from Change in Functional Currency
Designation due to International Entity Restructuring	0.02
Workforce Redeployment Reserve	0.06
Workforce Reduction Reserve Revision	(0.01)
Tax Benefit from International Entity Restructuring	(0.56)

Diluted Earnings (Loss) per Share - as adjusted	$1.31